AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of September 1, 2017 (this “Amendment”), to the Membership Interest Purchase Agreement, dated as of June 9, 2017 (the “Agreement”), by and among Eventbrite, Inc., a Delaware corporation (“Buyer”), Pandora Media, Inc., a Delaware corporation (“Seller”) and Ticketfly, LLC, a Delaware limited liability company (the “Company”).
RECITALS
WHEREAS, Buyer, Seller and the Company have entered into the Agreement; and
WHEREAS, Buyer, Seller and the Company desire to amend the Agreement, in accordance with Section 10.5 thereof.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
1.1    Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
ARTICLE II
2.1    Amendment to Section 6.10(b). Section 6.10(b) of the Agreement is hereby deleted and replaced in its entirety with the following:
(b) Tax Contests. Buyer shall notify the Seller in writing upon receipt by Buyer of any written notice from a Governmental Entity of an audit, contest, examination, litigation or other controversy with respect to Taxes of the Company or any of its Subsidiaries which may give rise to a claim for Taxes for which the Seller may have an indemnification obligation (each, a “Tax Contest”); provided that any failure by Buyer to so notify the Seller shall not relieve the Seller of its indemnification obligations hereunder unless and to the extent that the Seller is materially and adversely prejudiced thereby. Except as provided in the next sentence, the Seller, at its own expense, shall be permitted to participate in, but not control, any Tax Contest and Buyer shall not settle or otherwise compromise any Tax Contest if such settlement or compromise would result in an indemnification obligation of the Seller without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed. With respect to the ongoing sales and use Tax audit of the Company by the taxing authority of the State of Texas for the period January 1, 2014 through April 30, 2017 that is disclosed in Schedule 2.11(d) of the Company Disclosure Letter, (the “Texas Audit”), Buyer and Seller have agreed that (i) Seller shall (1) continue to control the Texas Audit after the Closing Date until the Texas Audit is completely and finally resolved, (2) periodically consult with the Buyer with respect to, and apprise Buyer of the status of, the Texas Audit, (3) permit the Buyer, at its own expense, to participate in, but not control, the Texas Audit, and (4) have the authority to settle or otherwise compromise the Texas Audit with the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed (and for the avoidance of doubt, Buyer’s inability to pay or cause to be paid Taxes due pursuant to the following clause (ii) shall not be reasonable grounds to withhold consent), (ii) Buyer shall, or shall cause the Company to, timely pay the full amount of any Taxes due to the taxing authority of the State of Texas in connection with any such settlement or compromise, provided that the principal amount of the Note shall be reduced by an amount equal to the amount of Pre-Closing Taxes that Buyer and Seller have agreed that Seller would be liable for in connection with such settlement or compromise pursuant to Section 9.1(a)(v) (or if the principal amount of the Note has been reduced to zero (0), Seller shall pay such Pre-Closing Taxes to the taxing authority of the State of Texas subject to the same limitations set forth in Article 9 (other than Sections 9.2(f), 9.4 and 9.5) that are applicable to Indemnifiable Damages under Section 9.1(a)(v)); provided, further, that in the event that Buyer does not timely pay, or cause the Company to timely pay, the amount due pursuant to the foregoing clause (ii) before the last date under the assessment, agreement or other demand for payment before additional amounts of interest or penalties are imposed (the “Texas Audit Due Date”), Seller shall no longer be liable to Buyer for any amount of such additional interest and penalties accruing or assessed after the Texas Audit Due Date, regardless of whether such amounts would otherwise constitute Pre-Closing Taxes under this Agreement and (iii) in the event that the timely payment of Taxes by the Texas Audit Due Date pursuant to clause (ii) has been satisfied, then Buyer and Seller agree that the procedural requirements of Sections 9.2(f), 9.4 and 9.5 with respect to Indemnifiable Damages shall not apply. This Section 6.10(b) shall not apply to any Tax Contest (other than, to the extent applicable, the Texas Audit) which constitutes a Voluntary Disclosure Filing.
2.2    Amendment to Section 6.10(i). Section 6.10(i) of the Agreement is hereby deleted and replaced in its entirety with the following:
(i) Voluntary Disclosure Agreements. After the Closing Date, the Company and its Subsidiaries shall, at the direction of the Buyer, be permitted to initiate, control and settle or otherwise compromise all voluntary disclosure agreements, initiatives and similar processes, including the filing and/or amendment of any Tax Returns or agreements, for the mitigation of any Liability for sales and use Taxes (and any similar or equivalent Taxes) in all applicable state and local jurisdictions (collectively, the “Voluntary Disclosure Filings”). Buyer agrees that it shall use good faith, commercially reasonable efforts to minimize the liability for such Taxes in the preparation, filing, negotiation and settlement of such Voluntary Disclosure Filings. The Seller agrees that it shall not be permitted to contact any venue, customer or former customer of the Company and its Subsidiaries with respect to any sales, use or similar Tax matters, except with the prior written consent of the Buyer. Not less than fifteen (15) Business Days prior to the filing of each Voluntary Disclosure Filing, Buyer shall provide Seller with a draft copy of such Voluntary Disclosure Filing for Seller’s review, and Buyer shall consider in good faith any comments to such Voluntary Disclosure Filing provided by Seller prior to filing. If Seller and Buyer do not agree with respect to the amount of Tax liability reflected in any Voluntary Disclosure Filing, and Seller and Buyer cannot mutually agree to continue their efforts to resolve such differences, Seller and Buyer shall engage an accounting firm acceptable to both Seller and Buyer to review the matters in dispute with respect to such Voluntary Disclosure Filing. Seller and Buyer shall each be entitled to make a presentation to the accounting firm within ten (10) Business Days after the engagement of the accounting firm, pursuant to procedures to be agreed to among Seller, Buyer and the accounting firm (or, if they cannot agree on such procedures, pursuant to procedures determined by the accounting firm), regarding their respective positions relating to such matters in dispute. After such review, the accounting firm shall promptly (and in any event within sixty (60) Business Days following its engagement) determine in writing the resolution of such disputed matters, which written determination shall be final and binding on the parties hereto. The cost of such review shall be paid one-half by Seller and one-half by Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer agrees that Seller shall be entitled, but not obligated, to continue to control, on behalf of the Company and its Subsidiaries, any Voluntary Disclosure Filing process that is already in progress at the Closing Date and with respect to which the Buyer has requested continued assistance from the Seller after the Closing Date (“Ongoing VDA Process”), provided that (i) Seller shall (1) periodically consult with Buyer with respect to, and apprise Buyer of the status of, such Ongoing VDA Process, (2) have the authority to settle or otherwise compromise such Ongoing VDA Process with the consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed (and for the avoidance of doubt, Buyer’s inability to pay or cause to be paid Taxes due pursuant to the following clause (ii) shall not be reasonable grounds to withhold consent), and (3) permit the Buyer, at its own expense, to participate in, but not control, such Ongoing VDA Process, (ii) Buyer shall, or shall cause the Company to, timely pay the full amount of any Taxes due to the relevant Tax Authority in connection with any such settlement or compromise, provided that the principal amount of the Note shall be reduced by an amount equal to the amount of Pre-Closing Taxes that Buyer and Seller have agreed that Seller would be liable for in connection with such settlement or compromise pursuant to Section 9.1(a)(v); provided, further, that in the event that Buyer does not timely pay, or cause the Company to timely pay, the amount due pursuant to the foregoing clause (ii) before the last date under the assessment, agreement or other demand for payment before additional amounts of interest or penalties are imposed (the “VDA Due Date”), Seller shall no longer be liable to Buyer for any amount of such additional interest and penalties accruing or assessed after the VDA Due Date, regardless of whether such amounts would otherwise constitute Pre-Closing Taxes under this Agreement, and (iii) in the event that the timely payment of Taxes by the VDA Due Date pursuant to clause (ii) has been satisfied, then Buyer and Seller agree that the procedural requirements of Sections 9.2(f), 9.4 and 9.5 with respect to Indemnifiable Damages shall not apply. Buyer shall cooperate with any reasonable request for assistance from Seller with respect to any such Ongoing VDA Process, including by (but not limited to) providing Seller with any relevant information, granting Seller any necessary power of attorney and filing any Tax Returns necessary to assist Seller with the resolution of any such Ongoing VDA Process. Notwithstanding anything else in this Agreement to the contrary, Seller shall bear the costs and expenses relating to an Ongoing VDA Process so long as such Ongoing VDA Process is controlled by Seller; provided that Buyer shall reimburse Seller for one-half of any costs or expenses incurred by Seller after the Closing Date as a result of an Ongoing VDA Process, no later than ten (10) days after the date on which Seller provides to Buyer documentation evidencing such costs or expenses incurred by Seller. In the event of any conflict between Section 6.10(a), Section 6.10(b), Section 6.10(c) or Section 9.6 and this Section 6.10(i), this Section 6.10(i) shall control. For the avoidance of doubt, if the principal amount of the Note has been reduced to zero (0), any such Pre-Closing Taxes due to the relevant Tax Authority in connection with any settlement or compromise of such Ongoing VDA Process which did not result in a reduction of the principal amount of the Note shall be Indemnifiable Damages pursuant to Section 9.1(a)(v), subject to the same limitations set forth in Article 9 (other than Sections 9.2(f), 9.4 and 9.5).
2.3     Amendment to Section 6.15. Section 6.15 of the Agreement is hereby deleted and replaced in its entirety with the following:
6.15    Board Observer Rights. As long as the Note is outstanding and Seller or its successors own at least 1% on a fully diluted basis of Buyer’s securities, Buyer shall invite a representative of Seller to attend all meetings of Buyer’s board of directors in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust pursuant to the provisions of Section 6.2, and to act in a fiduciary manner with respect to, all information so provided; provided, further, that Buyer may withhold any information and to exclude such representative from any materials or meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Buyer and its counsel or result in disclosure of trade secrets or other highly confidential information. Buyer’s obligations and Seller’s rights under this Section 6.15 shall terminate upon a Buyer Liquidity Event pursuant to which the Note is repaid in full to Seller in accordance with its terms.
2.4    New Sections 6.16, 6.17 and 6.18 Added to Article VI: Additional Agreements. The following Sections 6.16, 6.17 and 6.18 are each hereby added to Article VI after Section 6.15:
6.16    Note Valuation Information. As long as the Note is outstanding, Buyer shall provide Seller and its Representatives on a quarterly basis with information pertaining to Buyer’s fair value per share for such quarter, including a complete copy of Buyer’s 409A valuation for such quarter. Such information shall be delivered by Buyer to Seller no later than 10 business days prior to each end of Seller’s fiscal quarter. Buyer’s obligations and Seller’s rights under this Section 6.16 shall terminate upon a Buyer Liquidity Event pursuant to which the Note is repaid in full to Seller in accordance with its terms.
6.17    Pemberton Claims. Prior to the Closing, Seller may cause the Company to assign to Seller all of the Company’s rights to any Legal Proceeding of any nature available to or being pursued by Seller prior to the Closing against: (a) Pemberton Music Festival Partnership (“Pemberton”), including in connection with Pemberton’s assignment into bankruptcy as of May 18, 2017 (the “Pre-Closing Pemberton Claims”) and (b) Huka Productions, LLC (the “Pre-Closing Huka Claims”), in each case, whether arising by way of counterclaim or otherwise. For sake of clarity, this Section 6.17 shall have no effect on Seller’s obligations to indemnify Buyer under Article IX, and any recoveries made by Seller with respect to the Pre-Closing Pemberton Claims or the Pre-Closing Huka Claims shall not be deducted from any Indemnifiable Damages.
6.18    Pemberton and Huka Claims Information. Following the Closing Date, Buyer shall, and shall cause the Company and its Affiliates to, promptly: (a) provide Seller and its Representatives with materials and information pertaining to the Pre-Closing Pemberton Claims and the Pre-Closing Huka Claims and (b) execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out Section 6.17.
2.5    Amendment to Exhibit A: Definitions.
The definition of “Buyer Liquidity Event” is hereby added to Exhibit A: Definitions after the definition of “Business Day” and before the definition of “Canadian Multi-Employer Plan”:
“Buyer Liquidity Event” means (a) the consummation of the sale of the Buyer’s securities pursuant to a registration statement filed by Buyer under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public; or (b) the consummation of a merger or consolidation of Buyer that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of Buyer in a different state; or (B) the formation of a holding company that will be owned exclusively by Buyer’s stockholders and will hold all of the outstanding shares of capital stock of Buyer’s successor.
The definition of “Cash Purchase Price” is hereby deleted and replaced in its entirety with the following:
“Cash Purchase Price” means $150,000,000 in cash, plus (i) the Signing Bonus, if any; plus (ii) the Closing Net Working Capital Surplus, if any and less (iii) the Closing Net Working Capital Shortfall, if any.”
The following definition of “Signing Bonus” is hereby added to Exhibit A: Definitions after the definition of “Securities Act” and before the definition of “Straddle Period”:
“Signing Bonus” means the aggregate cash paid by Seller and the Company on or after the Agreement Date and prior Closing to new clients of the Company and renewal of existing clients of the Company, provided that such amount shall not exceed $2,750,000 for purposes of adjusting the Cash Purchase Price as set forth in the definition of “Cash Purchase Price”.
ARTICLE III
3.1    Authorization. Each party hereto represents to the other that (i) such party has all requisite power and authority to execute and deliver this Amendment; and (ii) this Amendment has been duly and validly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.2    Amended Agreement. This Amendment constitutes an amendment to the Agreement in accordance with Section 10.5 thereof and shall be read and construed with the Agreement as one instrument. Except as expressly amended hereby, the Agreement shall remain in full force and effect, and the parties hereby ratify, confirm and adopt the Agreement, as amended hereby.
3.3    Amendments and Waivers. Subject to Applicable Law, the parties hereto may amend this Amendment by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto.
3.4    Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

[signature page follows]
IN WITNESS WHEREOF, Buyer, Seller and the Company have caused this Amendment to the Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:

EVENTBRITE, INC.

By: /s/ Julia Hartz
Name:    Julia Hartz
Title:     CEO

SELLER:

PANDORA MEDIA, INC.

By: /s/ Steve Bené
Name:    Steve Bené
Title:     General Counsel

THE COMPANY:

TICKETFLY, LLC

By: /s/ Jeremy Liegl
Name:    Jeremy Liegl
Title:     Manager

ACTIVE 223199900